Exhibit 99.1

For Immediate Release	SOURCE: HealthSport, Inc.
HealthSport, Inc. Announces Agreement for $10 Million Investment by SMI Manufacturing
Investment is Expected to Accelerate HealthSport’s Growth as an International Drug Delivery Technology Company.
WOODLAND HILLS, CA—November 10, 2009—HealthSport, Inc. (OTCBB: HSPO), the preeminent formulator and developer of edible, multi-layer film strips that deliver drug and dietary supplement actives through buccal and sublingual absorption as well as oral ingestion, announced today that its strategic manufacturing partner, SMI Manufacturing, has agreed to invest $10 million into HealthSport. The investment is expected to accelerate HealthSport’s growth and strengthen its alliances with large pharmaceutical companies to provide the next generation drug delivery technology.
“The first phase of our relationship with HealthSport was accomplished in July of this year with the signing of the manufacturing agreement between the two companies. This investment represents the next step in that relationship, which is to begin the process of making this break-through technology available to the pharmaceutical industry on a worldwide basis,” stated Kevin Taheri, SMI’s CEO.
“It has been apparent for some time that there is a very strong synergistic relationship between SMI and HealthSport. We are looking to take advantage of that relationship to not only produce dietary supplement and OTC film strip products, but also to begin working with pharmaceutical companies to enter the highly profitable prescription pharmaceutical market,” stated Hank Durschlag, CEO of HealthSport. “Our drug delivery platform is ideal for many drugs already used everyday.”
SMI and HealthSport signed a stock purchase agreement pursuant to which SMI will invest the $10 million into HealthSport in exchange for a 55% percent stake in HealthSport. Closing of the transaction is anticipated to occur in the next 15 to 20 days. At the time of the closing, SMI will deliver to HealthSport $2 million and a promissory note for $8 million that SMI will pay in five installments through the final scheduled payment on June 30, 2010. Funds from the investment will be used to strengthen HealthSport’s working capital position, provide funds for R&D and enhance HealthSport’s current manufacturing plant, creating a state-of-the-art, GMP compliant R&D and production facility.
Closing of the transaction is contingent on certain conditions and the fulfillment of certain covenants that, if not met, could result in the termination of the financing. A full description of the terms of the stock purchase agreement and other transaction agreements can be found in the Form 8-K that the Company has filed on the same date as the issuance of this press release.

About HealthSport, Inc.
HealthSport, Inc. (www.healthsportinc.com) is a fully integrated developer, manufacturer and marketer of unique and proprietary branded and private label edible film strip nutritional supplement and over-the-counter drug products. HealthSport’s wholly-owned subsidiary, InnoZen, Inc. (www.innozen.com), is the preeminent formulator, developer and manufacturer of edible film strips that deliver drug or dietary supplement actives through buccal (between the cheek and gum) absorption as well as normal ingestion. InnoZen’s proprietary edible film strip delivery technology is superior to any other competitive, edible film strips currently available on the market. InnoZen has five patents pending and has developed numerous trade secrets which it incorporates in the development and manufacturing process of its edible film strip products.
About SMI Manufacturing
SMI Manufacturing (www.smimfg.net ) is one of the United States’ premier GMP certified integrated manufacturer of nutritional supplements since 1996, providing formulation, packaging and logistics capabilities all under “one roof.” SMI is expanding its manufacturing capabilities to manufacture proprietary drug delivery system products utilizing HealthSport Inc.’s edible bi-layer film strip technology and formulation patents. SMI will have four edible film strip production lines its Tempe, Arizona facility.
Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this release and matters set in the company’s SEC filings. These risks and uncertainties could cause the Company’s actual results to differ materially from those indicated in the forward-looking statements.
CONTACT: HealthSport, Inc.
Mike Sclafani
(303) 903-2090